Exhibit 99.1

NEWS RELEASE

Contacts:	Forbes Energy Services Ltd. L. Melvin Cooper, SVP & CFO 361-664-0549 Michael Russell, Investor Relations 512-750-49252

Forbes Energy Services Completes Sale of Mexico Business

ALICE, Texas (Jan. 17, 2012) – Forbes Energy Services Ltd. (the “Company”) (Nasdaq: FES) and (TSX: FRB) announced today the completion of the previously announced sale of substantially all of its assets located in Mexico, as well as its equity interests in Forbes Energy Services México Servicios de Personal, S. de R.L. de C.V., for aggregate cash consideration of approximately $30 million (excluding amounts paid to cover certain Mexican taxes). The Company intends to reinvest the proceeds from this sale by purchasing equipment for use in the United States.

The Company has retained a small office in Mexico, which will operate on a temporary basis while the Company collects outstanding receivables from PEMEX. In connection with the expiration of its contract with PEMEX, the Company expects the release of the performance bond posted in connection with such contract, which should result in approximately $13.8 million being released from restricted cash.

ABOUT FORBES

Forbes Energy Services is an independent oilfield services company that provides a broad range of drilling-related and production-related services to oil and natural gas companies to help develop and enhance the production of oil and natural gas.

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Forbes Completes Sale of Mexico Business

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements, including in particular, statements about the use of the proceeds from the sale of the Company’s Mexican assets, the collection of accounts receivables from PEMEX and the release of the Company’s performance bond. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those anticipated in the forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

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